Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Prices Debt Offering

BOSTON — September 10, 2014 — Iron Mountain Incorporated (NYSE: IRM) (the “Company”), the storage and information management company, announced the pricing of a private offering of £400 million in aggregate principal amount of its subsidiary’s (Iron Mountain Europe PLC, or “IME”) 6.125% GBP Senior Notes due 2022 (the “Notes”). The Notes will be sold at par. The Notes will be senior unsecured obligations of IME and will be guaranteed by the Company and certain of its subsidiaries. Proceeds from the offering are expected to be used to repay amounts outstanding under the Company’s revolving credit facility and for general corporate purposes. The closing of the offering is expected to occur on September 18, 2014 and is subject to customary closing conditions.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

Neither the communication of this announcement nor any other materials relating to the offer is being made, and this announcement has not been approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000.  Accordingly, this announcement is only being communicated to, and any other documents or materials relating to the offer are only being distributed to and are only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  The Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this announcement or any of its contents.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services. The company’s real estate network of over 67 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers with speed and accuracy. And its solutions for records management, data management, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data.

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Investor Relations Contacts:
Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404